Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rapid7, Inc.:

We consent to the use of our report dated March 10, 2016, with respect to the consolidated balance sheets of Rapid7, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts

March 10, 2016